Exhibit 99.1

Oxbridge Re Holdings Limited Reports Third Quarter and Nine-Month 2014 Results

GRAND CAYMAN, Cayman Islands – Nov. 10, 2014 – Oxbridge Re Holdings Limited (NASDAQ: OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the third quarter and nine-month period ended Sept. 30, 2014.

Third Quarter 2014 – Highlights

•	Net income totaled $1.4 million or $0.23 basic and diluted earnings per common share compared with $473,000 or $0.42 basic and diluted earnings per share in the third quarter of 2013. The improvement was primarily driven by an increase in net premiums earned, as well as $215,000 of investment income versus no investment income in the same year-ago period. The decrease in basic and diluted earnings per share was the result of an increase in the number of shares outstanding increasing to 6.0 million from 1.1 million in the third quarter of 2013.

•	Gross premiums assumed increased to $468,000 from $0 in the same year-ago period, driven by a new reinsurance contract effective July 1, 2014. This contract expires Dec. 31, 2014 and is projected to earn net underwriting income of $444,000 (assuming no losses).

•	Net earned premiums totaled $1.6 million compared with $635,000 in the third quarter of 2013. The increase was driven by the continued growth in the number and size of reinsurance contracts placed, including one new reinsurance contract placed during the quarter.

•	Policy acquisition costs and underwriting expenses were $129,000 compared with $41,000 in the third quarter of 2013. The increase in underwriting expenses was due to the recording of an underwriting consulting expense of $38,000, as well as the increase in assumed premiums, and consequently, increase in brokerage fees and federal excise taxes. General and administrative expenses totaled $346,000 compared with $121,000 in the same year-ago period. The increase was due to an increase in expenses from additional reporting requirements and an increase in business activities applicable to public companies.

•	The company paid dividends of $0.12 per share during the third quarter of 2014 compared with none in the same year-ago period.

•	At quarter-end, the company had $34.6 million of cash and cash equivalents, and restricted cash and cash equivalents.

•	The company successfully placed one reinsurance contract during the third quarter of 2014 for the treaty period, July 1, 2014 to Dec. 31, 2014.

Third Quarter 2014 – Financial Ratios

•	The loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to premiums earned. There were no losses incurred during the third quarter of 2014 or 2013, resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio for the quarter was 8% compared with 6% in the third quarter of 2013. The increase was primarily due to the recording of an underwriting consulting expense during the period, compared with none in the same year-ago period.

•	The expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and other administrative expenses to net premiums earned. The expense ratio for the quarter was 29% compared with 26% in the third quarter of 2013. The increase was due to higher general and administrative expenses from additional reporting requirements and an increase in business activities applicable to public companies.

•	The combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio for the third quarter was 29% compared with 26% for the year-ago period.

Nine Months Ended Sept. 30, 2014 – Financial Results

•	Net income totaled $2.3 million or $0.52 basic and diluted earnings per common share compared with $473,000 net income or $0.53 basic and diluted earnings per share in the same year-ago period. The improvement was driven by the increase in premium income, coupled with the fact that operations and underwriting commenced in June 2013. As such, only four months of revenue was recognized during the nine-month period ending Sept. 30, 2013 compared with nine months of revenue recognized during the nine-month period ending Sept. 30, 2014. Additionally, all preopening and organizational costs amounting to $145,000 were expensed during the nine-month period ending Sept. 30, 2013. Finally, investing in fixed-maturity and equity securities commenced in August 2014 and earned $215,000 of investment income, compared with $0 in the comparable period.

•	Gross premiums increased to $14.3 million compared with $4.9 million in the same year-ago period, driven by continued growth in the number and size of reinsurance contracts placed.

•	Net earned premiums totaled $3.2 million compared with $847,000 in the same year-ago period. The increase was driven by the continued growth in the number and size of reinsurance contracts placed.

•	Policy acquisition costs and underwriting expenses were $302,000 compared with $55,000 one year ago. The increase was primarily due to the recording of an underwriting consulting expense of $113,000, as well as the increase in assumed premiums, and consequently, increase in brokerage fees and federal excise taxes.

•	General and administrative expenses totaled $785,000 compared with $174,000 one year ago. The increase was due to an increase in expenses from additional reporting requirements and an increase in business activities applicable to public companies. Additionally, operations and underwriting commenced in June 2013. As such, only four months of policy acquisition costs and underwriting expenses, as well as general and administrative expenses were recognized during the nine-month period ending Sept. 30, 2013 compared with nine months of policy acquisition costs and underwriting expenses, as well as general and administrative expenses recognized during the nine-month period ending Sept. 30, 2014.

•	The company paid dividends of $0.36 per share during the first nine months of 2014 and did not pay dividends in the first nine months of 2013.

Nine Months Ended Sept. 30, 2014 – Financial Ratios

•	There were no losses incurred during the first nine months of 2014 or 2013, resulting in a loss ratio of 0.0%.

•	The acquisition cost ratio was 9% compared with 6% one year ago. The increase was primarily due to the recording of an underwriting consulting expense.

•	The expense ratio was 34% compared with 27% for the year-ago period. The increase is due to higher general and administrative expenses due to additional reporting requirements and general increase in business activities applicable to public companies.

•	The combined ratio was 34% compared with 27% for the year-ago period.

Management Commentary

“Our third quarter results were in line with our expectations,” said Jay Madhu, CEO of Oxbridge Re Holdings Limited. “We continue to remain focused on diversifying our underwriting risk. Our board of directors recently declared a dividend of $0.12 per share, which demonstrates our financial strength as well as our commitment to delivering shareholder value.”

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge’s licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specialize in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company’s ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols “OXBR” and “OXBRW,” and the company’s common stock is included in the Russell Microcap Index.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

Company Contact:	Media Contact

Oxbridge Re Holdings Limited	RFB Communications Group
Jay Madhu, CEO	Suzie Boland
345-749-7570	813-259-0345
jmadhu@oxbridgere.com	sboland@rfbcommunications.com

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2014	At December 31, 2013
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $2,969 and $0, respectively)	$2,960	—
Equity securities, available for sale, at fair value (cost: $6,062 and $0, respectively)	6,026	—

Total investments	8,986	—
Cash and cash equivalents	8,115	695
Restricted cash and cash equivalents	26,524	10,118
Accrued interest and dividend receivable	22	—
Premiums receivable	6,234	—
Deferred policy acquisition costs	223	69
Prepayment and other receivables	111	64
Prepaid offering costs	—	417
Property and equipment, net	48	—

Total assets	$50,263	11,363

Liabilities and Shareholders’ Equity
Reserve for losses and loss adjustment expenses	$—	—
Loss experience refund payable	5,080	1,367
Unearned premiums reserve	9,433	2,036
Accounts payable and other liabilities	73	511

Total liabilities	14,586	3,914

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,000,000 and 1,115,350 shares issued and outstanding)	6	1
Additional paid-in capital	33,540	6,595
Retained earnings	2,176	853
Accumulated other comprehensive loss	(45)	—

Total shareholders’ equity	35,677	7,449

Total liabilities and shareholders’ equity	$50,263	11,363

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Condensed Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Revenue
Assumed premiums	$468	—	$14,293	4,886
Change in loss experience refund payable	(2,052)	(586)	(3,713)	(781)
Change in unearned premiums reserve	3,220	1,221	(7,397)	(3,258)

Net premiums earned	1,636	635	3,183	847
Net realized investment gains	165	—	165	—
Net investment income	50	—	50	—

Total revenue	1,851	635	3,398	847

Expenses
Policy acquisition costs and underwriting expenses	129	41	302	55
Preopening and organizational costs	—	—	—	145
General and administrative expenses	346	121	785	174

Total expenses	475	162	1,087	374

Net income	$1,376	473	$2,311	473

Earnings per share
Basic	$0.23	0.42	$0.52	0.53

Diluted	$0.23	0.42	$0.52	0.53

Weighted average shares outstanding
Basic	6,000,000	1,115,350	4,479,138	899,140

Diluted	6,000,000	1,115,350	4,479,138	899,140

Dividends paid per share	$0.12	—	$0.36	—